Exhibit 99.2
Aradigm Announces $4.1 Million Registered Direct Offering
HAYWARD, CA — February 23, 2009 — Aradigm Corporation (OTCBB:ARDM.OB) (“Aradigm”) announced today that Aradigm entered into definitive agreements with investors to sell up to approximately 40.7 million shares of its common stock for gross proceeds of approximately $4.1 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. The investors have agreed to purchase the shares of common stock at a negotiated purchase price of $0.10 per share. The investors in the offering are all current Aradigm shareholders.
The shares of common stock are being offered by Aradigm pursuant to a previously filed registration statement, which was declared effective by the Securities and Exchange Commission on January 25, 2008. The transaction is expected to close on or about February 26, 2009, subject to customary closing conditions.
Piper Jaffray & Co. served as sole lead placement agent for the offering and Ladenburg Thalmann & Co. Inc. served as co-placement agent for the offering. Reedland Capital Partners — An Institutional Division of Financial West Group — served as financial advisor to Aradigm.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or from Piper Jaffray at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension and COPD, inhalation anthrax infections and smoking cessation.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the offering. The risks and uncertainties involved include the Company’s inability to satisfy certain conditions to closing on a timely or at all, as well as other risks detailed from time to time in Aradigm’s Securities and Exchange Commission (SEC) filings, including Aradigm’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Contact:
Investor Relations
Aradigm Corporation
510-265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
310-691-7100